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                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

                  THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of the 15th day of August, 1997, by Tropical Sportswear Int'l
Corporation, a Florida corporation (the "Surviving Corporation"), and Apparel International Group, Inc., a Delaware corporation (the "Merging Corporation") (The Merging Corporation and the Surviving Corporation are sometimes collectively referred to herein as the "Constituent Corporations").

                                    RECITALS

                  The Merging Corporation is a Delaware corporation having (i) one thousand (1,000) authorized shares of common stock, par value $1.00 per share ("Merging Corporation Common Stock"), of which one thousand (1,000) shares are issued and outstanding as of the date hereof, and (ii) forty-nine thousand nine hundred and ninety (49,990) authorized shares of preferred stock, par value $100.00 per share ("Merging Corporation Preferred Stock"), of which thirty-eight thousand six hundred and thirty (38,630) shares are issued and outstanding as of the date hereof.

                  The Surviving Corporation is a Florida corporation having (i) one thousand and fifty (1,050) authorized shares of common stock, par value $.01 per share ("Surviving Corporation Common Stock"), of which one hundred (100) shares are issued and outstanding as of the date hereof, and (ii) forty-nine thousand nine hundred and ninety (49,990) authorized shares of Preferred Stock, par value $.01 per share ("Surviving Corporation Preferred Stock"), of which no shares are issued and outstanding as of the date hereof.

                  The Merging Corporation holds one hundred percent (100%) of the issued and outstanding stock of the Surviving Corporation

                  The Merging Corporation and the Surviving Corporation have determined it to be desirable for the Merging Corporation to merge with and into the Surviving Corporation pursuant to the applicable provisions of the Delaware General Corporation Law (the "Delaware Law") and the Florida Business Corporation Act (the "Florida Act"), on the terms hereinafter set forth, and the Boards of Directors of the Merging and Surviving Corporations have each approved this Agreement and Plan of Merger and authorized the execution and delivery hereof.

                                 PLAN OF MERGER

                  In consideration of the premises and the agreements herein contained, and in accordance with the Delaware Law and the Florida Act, the parties hereto adopt and make this Agreement and Plan of Merger and prescribe the terms and conditions of such Merger and the manner of carrying the same into effect, which shall be as follows:

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                  1. On the date of the filing of Articles of Merger with the
Secretary of State of the State of Florida (the "Effective Time"), the Merging Corporation shall be merged with and into the Surviving Corporation (the "Merger"). The terms and conditions of the Merger and the mode of carrying the same into effect are set forth in this Agreement and Plan of Merger.

                  2. At the Effective Time, all of the issued and outstanding shares of Surviving Corporation Common Stock immediately prior to the Effective Time shall no longer be issued or outstanding and shall automatically be cancelled and retired, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto.

                  3. (a) At the Effective Time, all of the issued and outstanding shares of Merging Corporation Common Stock, and all shares of Merging Corporation Common Stock and stock held in the treasury of the Merging Corporation (if any), immediately prior to the Effective Time shall automatically be cancelled and deemed to have been converted into an equal number of shares of Surviving Corporation Common Stock. Accordingly, each holder of shares of Merging Corporation Common Stock which are issued and outstanding immediately prior to the Effective Time shall be issued an equal number of shares of Surviving Corporation Common Stock.

                           (b) At the Effective Time, all of the issued and
outstanding shares of Merging Corporation Preferred Stock, and all shares of Merging Corporation Preferred Stock held in the treasury of the Merging Corporation (if any), immediately prior to the Effective Time shall automatically be cancelled and deemed to have been converted into an equal number of shares of Surviving Corporation Preferred Stock. Accordingly, each holder of shares of Merging Corporation Preferred Stock which are issued and outstanding immediately prior to the Effective Time shall be issued an equal number of shares of Surviving Corporation Preferred Stock.

                           (c) Holders of shares of Merging Corporation Common
and/or Preferred Stock shall be issued certificates for Surviving Corporation Common and/or Preferred Stock, as the case may be, upon their surrender of their certificates for shares in the Merging Corporation.

                  4. The Surviving Corporation shall assume all duties and obligations of the Merging Corporation under its 1996 Stock Option Plan so that options to purchase shares of Merging Corporation Common Stock under the Merging Corporation's 1996 Stock Option Plan shall be converted to options to purchase an equal number of shares of Surviving Corporation Common Stock upon the identical terms and conditions.

                  5. At the Effective Time, the Merging Corporation shall be merged into the Surviving Corporation, which shall continue its corporate existence under the laws of the State of Florida. The separate existence and corporate organization of the Merging Corporation shall cease at the Effective Time, and the Surviving Corporation shall possess all of the rights,

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privileges, immunities and franchisees, of a public as well as of a private nature, of each of the Constituent Corporations; and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares, and all other choses in action, and all and every other interest, of or belonging to or due to each of the Constituent Corporations, shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate, or any interest therein, vested in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of each of the Constituent Corporations, and any claims existing or action or proceeding pending by or against the Constituent Corporations may be prosecuted to judgment as if the Merger had not taken place. Neither the rights of creditors nor any liens upon the property of either Constituent Corporation shall be impaired by the Merger.

                  6. The officers and directors of the Surviving Corporation at the Effective Time shall be and continue to be the officers and directors of the Surviving Corporation thereafter, until their successors are duly appointed or elected.

                  7. The Articles of Incorporation and Bylaws of the Surviving Corporation in effect immediately prior to the Effective Time shall remain in effect as the Articles of Incorporation and Bylaws of the Surviving Corporation thereafter, unaffected by the Merger.

                  8. If, at any time, the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any things are necessary or desirable to vest in the Surviving Corporation, according to the terms hereof, the title to any property or rights of the Merging Corporation, the proper officers and directors of the Merging Corporation shall and will execute and make all such proper assignments and assurances in law and do all things necessary or proper to vest title in such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement and Plan of Merger.

                  9. This Agreement and Plan of Merger shall be submitted to the shareholders of each of the parties hereto in accordance with the applicable provisions of law, and the consummation of this Agreement and Plan of Merger and the Merger herein provided for are conditioned upon the approval hereof by the shareholders of the respective parties as provided by law.

                  10. This Agreement and Plan of Merger and the Merger herein contemplated may be abandoned upon the mutual agreement of the parties at any time prior to the Effective Time. This Agreement and Plan of Merger may be amended, modified or supplemented at any time (before or after shareholder approval) prior to the Effective Time of the Merger with the mutual consent of the Boards of Directors of the Merging Corporation and the Surviving Corporation; provided, however, that this Agreement and Plan of Merger may not be amended,

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modified or supplemented after it has been approved by the shareholders in any manner which, in the judgment of the Board of Directors of the Surviving Corporation, would have a material adverse effect on the rights of such shareholders or in any manner not permitted under applicable law.

                  IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be executed by their duly authorized officers, all as of the day and year first above written.

                                   TROPICAL SPORTSWEAR INT'L CORPORATION

                                   By:      /s/ William W. Compton
                                      ---------------------------------
                                              William W. Compton,
                                              Chief Executive Officer

                                   Attest:    /s/ Michael Kagan
                                          -----------------------------
                                                  Michael Kagan, Secretary

                                   APPAREL INTERNATIONAL GROUP, INC.

                                   By:      /s/ William W. Compton
                                      ---------------------------------
                                            William W. Compton
                                            Chief Executive Officer

                                   Attest:  /s/ Michael Kagan
                                          -----------------------------
                                                Michael Kagan, Secretary

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